HighYield Acetex 10f3

Transactions Q3 2001



	Security Purchased    	Comparison Security    	Comparison Security
Issuer	ACETEX CORP	MILLENNIUM AMERICA INC	INEOS GROUP HOLDINGS PLC
Underwriters	JPMorgan, Credit Suisse, DBAB, UBS Warburg	BofA, JP Morgan, BNP Paribas, Credit Lyonnais, Industrial Bank, Lloyds, PNC, SG Cowen, Sumitomo Bank	Barclay's, Merrill, UBS Warburg
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	ATXCN 10.875%, 8/1/2009	MCH 9.25,% 6/15/2008	INEGRP 10.5,% 8/1/2010
Is the affiliate a manager or co-manager of offering?	co-manager	n/a	n/a
Name of underwriter or dealer from which purchased	Chase	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	8/1/2001	6/13/2001	7/11/2001
Total dollar amount of offering sold to QIBs	$ 190,000,000	$ 275,000,000	260,000,000 EUR
Total dollar amount of any concurrent public offering	$ -	$ -	$ -
Total	$ 190,000,000	$ 275,000,000	260,000,000 EUR
Public offering price	100.00	100.00	100.00
Price paid if other than public offering price	n/a	n/a	n/a
Underwriting spread or commission	3%	1.75%	2.75%
Rating	B2/B+	Ba1/BBB-	B2/B+
Current yield	10.875%	9.25%	10.5%
Total par value purchased	910,000	n/a	n/a
$ amount of purchase	910,000	n/a	n/a
% of offering purchased by fund	0.48%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total (must be less than 25%)	0.48%	n/a	n/a